Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 5, 2014

SYKES ENTERPRISES, INCORPORATED REPORTS
FIRST-QUARTER 2014 FINANCIAL RESULTS

—First quarter 2014’s healthy revenue growth drive margin expansion and diluted earnings per share increase
—First quarter 2014 operating cash flow dynamics improve
—Capacity utilization rate improvement and capacity rationalization continue
—SYKES expands its Latin America delivery footprint with entry into Colombia
—Alpine Access integration completed
—Raising the bottom end of 2014’s revenue and non-GAAP diluted earnings per share ranges

TAMPA, FL – May 5, 2014 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing comprehensive outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today its financial results for the first-quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

—

First quarter 2014 revenues of $324.4 million increased $23.2 million, or 7.7%, from $301.2 million in the comparable quarter last year; on a constant currency basis, first quarter 2014 revenues increased 10.7% comparably, driven largely by the expansion of new and existing client programs across the communications, financial services, travel and technology verticals

SYKES Enterprises, Incorporated Corporate Headquarters: 400 North Ashley Drive Tampa, FL USA 33602 1 ¡ 800 ¡ TO ¡ SYKES http://www.sykes.com	—

First quarter 2014 operating margin was 4.5% versus 3.3% in the same period last year; on a non-GAAP basis (see section titled “Non-GAAP Financial Measures” for an explanation and see Exhibit 5 for reconciliation), first quarter 2014 operating margin increased to 5.7% versus 5.0% in the same period last year due to strong revenue growth and operating leverage driven by better expense control, which was partly helped by the on-going facilities rationalization

EMEA Operations: 599 Calder Road Edinburgh EH11 4GA Scotland +44 (0) 131 458-6500	—

First quarter 2014 diluted earnings per share increased 59% to $0.24 versus $0.15 in the comparable quarter last year with the increase on a comparable basis driven by solid revenue growth and expense leverage; first quarter 2014 diluted earnings per share were lower relative to Company’s February 2014 business outlook range of $0.25 to $0.28 with the decrease due principally to a higher effective tax rate driven by a shift in the geographic mix of earnings to higher tax rate jurisdictions

—

On a non-GAAP basis, first quarter 2014 diluted earnings per share increased 32% to $0.30 versus $0.23 in the same period last year (see Exhibit 5 for reconciliation) with the comparable increase driven largely by the previously-mentioned factors. First quarter 2014 diluted earnings per share were lower relative to the Company’s February 2014 business outlook range of $0.31 to $0.34, which was also largely due to the above mentioned factors; however, adjusting for the interest and other expenses of $0.7 million as well as a non-GAAP effective tax rate of 19.5% as projected in the Company’s February 2014 business outlook, first quarter 2014 diluted earnings per share would have been $0.34 – at the top-end of the business outlook range

—

Consolidated capacity utilization rate increased to 76% in the first quarter of 2014 from 73% in the comparable period last year amid an increase in net seat capacity additions driven by current and forecasted demand from new and existing client programs across both the EMEA and Americas regions; consolidated capacity utilization rate increased even on a sequential basis to 76% in the first quarter of 2014 from 73% in the fourth quarter of 2013 driven by net seat capacity reductions coupled with agent ramps related to forecasted demand in new and existing client programs across both the EMEA and Americas regions

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 2.4% to $261.2 million, or 80.5% of total revenues, for the first quarter of 2014 compared to $255.2 million, or 84.7% of total revenues, in the same prior year period. On a constant currency basis, first quarter 2014 Americas revenues increased 6.4% comparably driven largely by the expansion of existing client programs across the communications vertical, more than offsetting the anticipated demand downtick among a few clients within the technology, transportation and financial services verticals.

Sequentially, revenues generated from the Americas region were down 4.8% to $261.2 million from $274.6 million, or 81.9% of total revenues, in the fourth quarter of 2013. On a constant currency basis, first quarter 2014 Americas revenues decreased 3.1% over the fourth quarter, due principally to seasonality.

The Americas income from operations in the first quarter of 2014 increased 16.0% to $22.6 million, with an operating margin of 8.7% versus 7.6% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin increased to 10.2% from 9.5% in the comparable quarter last year, driven by growth in new and existing client programs and operating leverage driven by better expense control, helped partly by on-going facilities rationalization (see Exhibit 6 for reconciliation).

Sequentially, the Americas income from operations in the first quarter of 2014 decreased 19.9% to $22.6 million, with an operating margin of 8.7% versus 10.3% in the fourth quarter of 2013. On a non-GAAP basis, the Americas operating margin decreased to 10.2% from 11.8%. The decrease was due largely to seasonality coupled with investments and ramp costs associated with the expansion of the delivery footprint into Colombia (see Exhibit 6 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 37.3% to $63.2 million, representing 19.5% of total revenues for the first quarter of 2014, compared to $46.0 million, or 15.3% of total revenues, in the same prior year period. On a constant currency basis, EMEA revenues increased 34.6%, driven largely by the expansion of new and existing client programs across the communications, technology, financial services and transportation verticals.

Sequentially, revenues from the Company’s EMEA region increased 4.0% to $63.2 million, or 19.5% of SYKES’ total revenues, versus $60.8 million, or 18.1% of SYKES’ total revenues, in the fourth quarter of 2013. On a constant currency basis, EMEA revenues increased 3.4% sequentially, driven largely by the expansion of new and existing client programs across the communications, technology and financial services verticals.

The EMEA region’s income from operations in the first quarter of 2014 was $2.9 million, or 4.6% of EMEA revenues, versus $1.9 million, or 4.0% of revenues, in the comparable quarter last year. On a non-GAAP basis, the operating margin increased to 4.6% from 4.0% in the same period last year driven by strong revenue growth from new and existing client programs and operating leverage driven by better expense control (see Exhibit 6 for reconciliation).

Sequentially, the EMEA region’s income from operations in the first quarter of 2014 was $2.9 million, or 4.6% of EMEA revenues, versus $2.7 million, or 4.4% of revenues, in the fourth quarter of 2013. On a non-GAAP basis, the EMEA operating margin decreased to 4.6% from 5.0% due to on-going ramp expenses (see Exhibit 6 for reconciliation).

Corporate G&A Expenses

Corporate G&A expenses decreased to $11.1 million, or 3.4% of revenues, in the first quarter of 2014, compared to $11.5 million, or 3.8% of revenues, in the comparable quarter last year, which included merger and integration costs related to the Alpine Access acquisition. On a non-GAAP basis, corporate G&A expenses were essentially flat at $11.1 million on a comparable basis, however, decreased slightly as percentage of revenues to 3.4% from 3.7% of revenues in the first quarter of 2013, with the percentage decline driven largely by expense leverage due to higher comparable revenues (see Exhibit 6 for reconciliation).

Sequentially, corporate G&A expenses decreased to $11.1 million, or 3.4% of revenues, from $11.7 million, or 3.5% of revenues, relative to the fourth quarter of 2013. On a non-GAAP basis, corporate G&A expenses decreased to $11.1 million, or 3.4% of revenues, from $11.7 million, or 3.5% of revenues, in the fourth quarter of 2013, driven largely by lower variable incentive compensation (see Exhibit 6 for reconciliation).

Interest & Other Expense and Taxes

Interest and other income in the first quarter of 2014 totaled $0.4 million compared to interest and other expense of $0.2 million for the same period last year. The positive swing in other income on a comparable basis was driven principally by derivative gains related to foreign currency exposure associated with inter-company borrowings.

The Company recorded an effective tax rate of 30.7% for the first quarter of 2014 versus 32.9% in the same period last year and above the estimated 10% provided in the Company’s February 2014 business outlook. The decrease in the effective tax rate on a comparable basis was due principally to a discrete adjustment in the year-ago period related to The American Taxpayer Relief Act of 2012, which passed on January 2, 2013 and resulted in the Company incurring withholding taxes on its offshore cash movements. Relative to the February 2014 business outlook, the increase in the effective tax rate was driven largely by a shift in the geographic mix of earnings to higher tax rate jurisdictions.

On a non-GAAP basis, the first quarter 2014 effective tax rate was 31.3% compared to 32.9% in the same period last year and above the estimated 19.5% provided in the Company’s February 2014 business outlook (see Exhibit 8 for reconciliation). The flux in the effective tax rate on a comparable and relative basis was due to the above-mentioned factors.

Liquidity and Capital Resources

The Company’s balance sheet at March 31, 2014 remained strong with cash and cash equivalents of $210.5 million, of which $196.5 million, or 93.3% of the cash balance, was held in international operations and may be subject to additional taxes if repatriated to the United States, including withholding tax applied by the country of origin and U.S. taxes on the dividend income. Net cash provided by operating activities was $16.2 million in the first quarter of 2014 versus net cash used for operating activities of $12.8 million in the same period last year, with the positive swing of $29.0 million driven by a combination of increased net income, higher non-cash charges and changes in operating assets and liabilities. During the quarter, the Company repurchased approximately 130,000 shares for approximately $2.6 million with prices ranging between $19.92 and $19.98 per share. Approximately, 1.5 million shares remain under the August 2011 repurchase authorization of 5.0 million shares. Also during the quarter, the Company paid down approximately $2.0 million under its revolving senior credit facility, leaving it with $96.0 million of borrowings outstanding at March 31, 2014, down from $98.0 million at December 31, 2013. The amount available under the Company’s credit facility was $149.0 million at March 31, 2014.

Business Outlook

The assumptions driving the business outlook for the second quarter and full-year 2014 are as follows:

—

The Company’s business outlook for the full year reflects the continuation of operating trends previously discussed on February 18, 2014. These trends anticipate growth from both existing and new client programs within the Americas and EMEA regions. Based on first quarter’s financial results, the Company is raising the bottom end of its revenue and non-GAAP diluted earnings per share ranges. The Company still expects consolidated second-half 2014 revenues, operating margins and diluted earnings per share to be greater than the first-half of 2014. Moreover, the second quarter business outlook reflects typical demand seasonality and fewer workdays, as well as the timing of public holidays, which is expected to result in higher costs in the form of overtime pay for employees in certain countries. Additionally, the second quarter 2014 business outlook on a GAAP basis reflects the impact of one-time expenses associated with management transition, including the CFO retirement;

—

The Company’s revenues and earnings per share assumptions for the second quarter and full year 2014 are based on foreign exchange rates as of April 2014. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the second quarter and full-year;

—

The Company remains on track to add approximately 1,200 seats on a gross basis in 2014. The Company added roughly 600 seats in the first quarter, with the remainder slated for the second half of 2014. Total seat count on a net basis for the full year, however, is still expected to decrease by approximately 1,200 seats as the Company continues to rationalize excess capacity;

—

The Company anticipates interest and other expense of approximately $0.7 million for the second quarter and $1.9 million for the full year 2014, which includes interest expense related to the debt associated with the acquisition of Alpine Access. The updated interest and other expense amount excludes the potential impact of any un-forecasted future foreign exchange gains or losses in other expense; and

—

The Company anticipates a slightly higher effective tax rate for the full-year 2014 compared to its initial projections provided in its February 2014 business outlook, with the increase driven chiefly by a shift in the geographic mix of earnings to higher tax rate jurisdictions.

Considering the above factors, the Company anticipates the following financial results for the three months ending June 30, 2014:

—	Revenues in the range of $320.0 million to $325.0 million,
—	Effective tax rate of approximately 25%; **on a non-GAAP basis, an effective tax rate of approximately 29%
—	Fully diluted share count of approximately 42.8 million
—	Diluted earnings per share in the range of $0.18 to $0.20
—	**Non-GAAP diluted earnings per share in the range of $0.25 to $0.27

—	Capital expenditures in the range of $12.0 million to $14.0 million

For the twelve months ending December 31, 2014, the Company anticipates the following financial results:

—	Revenues in the range of $1,320.0 million to $1,335.0 million
—	Effective tax rate of approximately 26%; **on a non-GAAP basis, an effective tax rate of approximately 28%
—	Fully diluted share count of approximately 42.8 million
—	Diluted earnings per share in the range of $1.20 to $1.29
—	**Non-GAAP diluted earnings per share in the range of $1.45 to $1.54
—	Capital expenditures in the range of $45.0 million to $50.0 million

** See exhibits 7 & 8 for second quarter and full-year 2014 non-GAAP diluted earnings per share and tax rate reconciliations.

Material Aspects of Alpine Access Integration Successfully Completed

In conjunction with this important milestone, SYKES announced today that Christopher M. Carrington, who was under a newly created position of Executive Vice President of Global Delivery for the Company and the former President and CEO of Alpine Access (“Alpine”), has decided to step down. Mr. Carrington has agreed to assist the Company with an orderly transition of his duties, which is expected to be completed on or before June 30, 2014.

“When we closed on the acquisition of Alpine in August 2012, we envisioned the full integration process taking up to two years. I am pleased to report that under Chris’ leadership, the integration has already been completed,” said Chuck Sykes, President and Chief Executive Officer of SYKES. “I would like to thank Chris for his commitment in seeing the merger and integration through to an early and successful conclusion. His efforts and dedication have solidly positioned our SYKES Home® business as a best-in-class virtual at-home agent delivery platform and a clear market leader, with approximately 7,500 at-home customer contact agents and a constant currency revenue growth rate of 19.2% on a standalone basis in 2013.”

Commenting on the success of the integration and his decision to resign, Mr. Carrington said, “It’s with mixed emotions that I announce my resignation, as I have thoroughly enjoyed working with Chuck and the rest of the SYKES leadership team since the acquisition of Alpine in 2012. However, after wrapping up the integration and with the entire global SYKES organization well positioned for the future, I felt the time was right to step aside. I am looking forward to spending some much-needed time with my family this summer before embarking on the next phase of my career.”

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, May 6, 2014, at 10:00 a.m. Eastern Daylight Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Non-GAAP income from continuing operations, non-GAAP operating margins, non-GAAP tax rate, non-GAAP income from continuing operations, net of taxes, per diluted share and non-GAAP income from continuing operations by segment are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results from operations and how management evaluates and measures such performance. These non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

SYKES is a global leader in providing a comprehensive customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat and social media. Utilizing its integrated onshore/offshore and virtual home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, and (xxvi) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

Revenues	$324,429	$301,244	$335,338
Direct salaries and related costs	(221,625)	(203,706)	(226,418)
General and administrative	(73,377)	(73,733)	(74,753)
Depreciation, net	(11,298)	(10,169)	(11,221)
Amortization of intangibles	(3,651)	(3,759)	(3,692)

Income from operations	14,478	9,877	19,254
Total other income (expense)	395	(159)	(1,276)

Income before income taxes	14,873	9,718	17,978
Income taxes	(4,560)	(3,200)	(6,978)

Net income	$10,313	$6,518	$11,000

Net income per share:
Basic	$0.24	$0.15	$0.26

Diluted	$0.24	$0.15	$0.26

Weighted average shares outstanding:
Basic	42,739	43,036	42,759
Diluted	42,837	43,052	42,880

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

Revenues:
Americas	$261,246	$255,214	$274,558
EMEA	63,183	46,030	60,780

Total	$324,429	$301,244	$335,338

Operating Income:
Americas	$22,647	$19,522	$28,276
EMEA	2,884	1,855	2,698
Corporate G&A expenses	(11,053)	(11,500)	(11,720)

Income from operations	14,478	9,877	19,254

Total other income (expense), net	395	(159)	(1,276)
Income taxes	(4,560)	(3,200)	(6,978)

Income from operations, net of taxes	$10,313	$6,518	$11,000

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 3

	March 31,	December 31,
	2014	2013

Assets:
Current assets	$522,919	$513,283
Property and equipment, net	114,653	117,549
Goodwill & intangibles, net	268,342	275,857
Other noncurrent assets	30,757	43,572

Total assets	$936,671	$950,261

Liabilities & Shareholders’ Equity:
Current liabilities	$167,482	$173,380
Noncurrent liabilities	133,635	141,177
Shareholders’ equity	635,554	635,704

Total liabilities and shareholders’ equity	$936,671	$950,261

Sykes Enterprises, Incorporated
Supplementary Data

	Q1 2014	Q1 2013

Geographic Mix (% of Total Revenues):
Americas (1)	81%	85%
Europe, Middle East & Africa (EMEA)	19%	15%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q1 2014	Q1 2013

Vertical Industry Mix (% of Total Revenues):
Communications	38%	32%
Financial Services	26%	28%
Technology / Consumer	16%	16%
Transportation & Leisure	8%	9%
Healthcare	6%	8%
Other	6%	7%

Total	100%	100%

	Seat Capacity (3)
	Q1 2014	Q1 2013	Q4 2013

Americas (2)	35,000	35,100	36,100
EMEA	6,200	5,300	6,100

Total	41,200	40,400	42,200

Offshore	22,000	22,900	23,400

	Capacity Utilization
	Q1 2014	Q1 2013	Q4 2013

Americas (2)	74%	72%	70%
EMEA	85%	82%	87%

Total	76%	73%	73%

Offshore	74%	76%	70%

(2) Americas data includes offshore as some clients in the U.S. are serviced from offshore geographies, including The Philippines, Costa Rica, etc.

(3) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the first quarter 2014, the Company had approximately 3,500 agent FTEs working virtually from home both in the U.S. and Canada.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 4

	Three Months Ended
	March 31,	March 31,
	2014	2013

Cash Flow From Operating Activities:
Net income	$10,313	$6,518
Depreciation	11,539	10,422
Amortization of intangibles	3,651	3,759
Amortization of deferred grants	(589)	(253)
Changes in assets and liabilities and other	(8,758)	(33,259)

Net cash provided by (used for) operating activities	$16,156	$(12,813)

Capital expenditures	$11,706	$13,066
Cash interest paid	$445	$481
Cash taxes paid	$3,796	$5,017

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 5

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

GAAP income from operations	$14,478	$9,877	$19,254
Adjustments:
Acquisition-related severance & consulting engagement costs	-	366	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4,102	4,435	4,179
Merger & integration costs	-	320	-
EMEA restructuring	-	7	320
Other	-	-	-

Non-GAAP income from operations	$18,580	$15,005	$23,753

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

GAAP income from operations, net of taxes, per diluted share	$0.24	$0.15	$0.26
Adjustments:
Acquisition-related severance & consulting engagement costs	-	0.01	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.06	0.07	0.06
Merger & integration costs	-	-	-
EMEA restructuring	-	-	0.01
Other	-	-	-

Non-GAAP income from operations, net of taxes, per diluted share	$0.30	$0.23	$0.33

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 6

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2014	2013	2014	2013	2014	2013

GAAP income from operations	$22,647	$19,522	$2,884	$1,855	($11,053)	($11,500)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	207	-	-	-	159
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4,102	4,435	-	-	-	-
Merger & integration costs	-	-	-	-	-	320
EMEA restructuring	-	-	-	7	-	-
Other	-	-	-	-	-	-

Non-GAAP income from operations	$26,749	$24,164	$2,884	$1,862	($11,053)	($11,021)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2014	2013	2014	2013	2014	2013

GAAP income from operations	$22,647	$28,276	$2,884	$2,698	($11,053)	($11,720)
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4,102	4,179	-	-	-	-
Merger & integration costs	-	-	-	-	-	-
EMEA restructuring	-	-	-	320	-	-
Other	-	-	-	-	-	-

Non-GAAP income from operations	$26,749	$32,455	$2,884	$3,018	($11,053)	($11,720)

(1)	Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 7

Business Outlook Second Quarter 2014

GAAP income from operations, net of taxes, per diluted share	$0.18 - $0.20
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.06
Merger & integration costs	-
EMEA restructuring	-
Other	0.01

Non-GAAP income from operations, net of taxes, per diluted share	$0.25 - $0.27

Business Outlook Full Year 2014

GAAP income from operations, net of taxes, per diluted share	$1.20 - $1.29
Adjustments:
Acquisition-related severance & consulting engagement costs	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.24
Merger & integration costs	-
EMEA restructuring	-
Other	0.01

Non-GAAP income from operations, net of taxes, per diluted share	$1.45 - $1.54

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 8

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013

GAAP tax rate	31%	33%	39%
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	-	-	-1%
Merger & integration costs	-	-	-
EMEA restructuring	-	-	-1%
Other	-	-	-

Non-GAAP tax rate	31%	33%	37%

	Three Months Ended	Year Ended
	June 30,	December 31,
	2014	2014

GAAP tax rate	25%	26%
Adjustments:
Acquisition-related severance & consulting engagement costs	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	4%	2%
Merger & integration costs	-	-
EMEA restructuring	-	-
Other	-	-

Non-GAAP tax rate	29%	28%